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                                                                      Exhibit 11

                 Statement of Computation of Per Share Earnings

         Set forth below are the bases for the computation of earnings per share for the periods shown.

                                                Three Months Ended
                                                     March 31,
                                         -------------------------------
Earnings Per Common Share                     2006             2005

   Basic                                      $0.27           $0.23

   Average Shares Outstanding               7,214,188       7,078,451

   Diluted                                    $0.26           $0.22

   Average Shares Outstanding
   (including dilutive effect of stock
   options)                                 7,533,458       7,494,133






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